EXHIBIT 99.1

News Release

Contact: Garland W. Koch

Chief Financial Officer

United PanAm Financial Corp.

949.224.1244

e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP.

Newport Beach, Calif., September 16, 2004

United PanAm Financial Corp., a California corporation (the “Company” or “UPFC”) (NASDAQ: UPFC), announced that it has regained compliance with continued listing requirements with the Nasdaq National Market as a result of filing its quarterly report on Form 10-Q for the quarter ended June 30, 2004.

UPFC had delayed the filing of its quarterly report for the quarter ended June 30, 2004, because it was restating certain financial statements. As a result of the delayed filing of the quarterly report, UPFC received a Nasdaq Staff Determination on August 26, 2004 indicating that UPFC had failed to supply The Nasdaq Stock Market with UPFC’s quarterly report for the period ended June 30, 2004 as required by Marketplace Rule 4310(c)(14) and had, therefore, failed to comply with requirements for continued listing. UPFC requested a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination.

On September 3, 2004, UPFC filed its quarterly report on Form 10-Q for the quarter ended June 30, 2004. On September 10, 2004, UPFC received notification from The Nasdaq Stock Market that UPFC has evidenced compliance with the filing requirement and all other requirements for continued listing on The Nasdaq Stock Market. Furthermore, the notification stated that UPFC’s hearing before the Nasdaq Listing Qualifications Panel has been considered moot.

UPFC, a specialty finance company, originates and acquires for investment retail automobile installment sales contracts and insurance premium finance contracts. UPFC conducts its automobile finance business through United Auto Credit Corporation, which purchases and holds for investment nonprime automobile installment sales contracts, or automobile contracts, originated by independent and franchised dealers of used automobiles. United Auto Credit Corporation has 74 branch offices in 26 states. The Company’s insurance premium finance division is the largest non-insurance provider of financing for insurance premiums in California.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Other potential risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.